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Exhibit 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Pre-Effective Amendment No. 4 to Registration Statement No. 333-134096 on Form N-2 of our report dated July 21, 2006, relating to the statement of assets and liabilities of Alpine Global Dynamic Dividend Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
July    , 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM